UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 12, 2007

Spark Networks plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales

(State or Other Jurisdiction of Incorporation)

000-51195	98-0200628
(Commission File Number)	(IRS Employer Identification No.)

8383 Wilshire Boulevard, Suite 800, Beverly Hills, California	90211
(Address of Principal Executive Offices)	(Zip Code)

(323) 836-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of David E. Siminoff as CEO

On February 12, 2007, David E. Siminoff resigned as the Chief Executive Officer (CEO) of Spark Networks plc (the “Company”) effective February 20, 2007. Mr. Siminoff, however, will remain on the Company’s board of directors as Chairman of the Board.

Appointment of Adam S. Berger as CEO

On February 12, 2007, Adam S. Berger, a current member of the Company’s board of directors, was appointed as the Company’s new CEO effective February 12, 2007. Mr. Berger, 43, who has been a member of the Company’s board of directors since September 2006, will remain on the Company’s board of directors but, as of February 21, will no longer serve on the Nominating Committee. Furthermore, as of February 21, Mr. Berger will no longer receive compensation for his service as a director, although options received as a director will continue to vest.

From June 1999 to September 2006, Mr. Berger served as President and Chief Executive Officer of WeddingChannel.com Inc., a publishing and online media resource for weddings. Previously, Mr. Berger was President of The Franklin Mint, and was employed by The Boston Consulting Group and The Procter and Gamble Company. Mr. Berger is currently a director of PeopleSupport Inc. (Nasdaq: PSPT). Mr. Berger holds an M.B.A. with distinction from the Harvard Business School and a Bachelor of Science in Chemical Engineering from the University of California at Berkeley. Mr. Berger does not have any family relationships with any of the Company’s executive officers or directors.

Employment Agreement with Adam S. Berger

On February 12, 2007, in connection with the appointment of Adam Berger as CEO, the Company and Mr. Berger executed an Executive Employment Agreement (the “Agreement”). A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of Mr. Berger’s Agreement in Item 5.02 of this Current Report on Form 8-K is qualified in its entirety by the terms of the Agreement.

Term, Salary and Bonus. The Agreement will continue until December 31, 2010, unless terminated earlier. Pursuant to the terms of the Agreement, Mr. Berger receives a base salary of $350,000 per year, which will be reviewed annually and may be increased at the sole discretion of the compensation committee of the board of directors in light of Mr. Berger’s performance and the Company’s financial performance and other economic conditions, but may not be decreased without Mr. Berger’s written consent. Mr. Berger will also be paid an annual retention bonus of $50,000. Mr. Berger is eligible to receive an annual performance bonus equal to a minimum of $75,000, a maximum of $450,000 and a target amount of $300,000. The performance bonus will be based on a twelve-month calendar year and will be based on goals set by the board of directors with input from Mr. Berger and the compensation committee related to the Company’s gross revenue, earnings before interest, depreciation and amortization (also known as EBITDA) and management objectives. Provided Mr. Berger remains the Company’s CEO throughout 2007, he will receive a minimum guaranteed performance bonus of approximately $83,000.

Option Grants. On February 12, 2007, in connection with execution of the Agreement, Mr. Berger received a grant under the Company’s 2004 Option Scheme of 1,030,000 stock options with an exercise price of $5.45. 257,500 of the options vest on February 12, 2008 and 1/36th of the remaining 772,500 options vest each month thereafter so that all 1,030,000 options will be vested and exercisable four years from the date of grant. Mr. Berger also received an additional 200,000 stock options with an exercise price of $6.81, which is 125% of fair market value of the Company’s ordinary shares. 50,000 of those options vest on February 12, 2008 and 1/36th of the remaining 150,000 options vest each month thereafter so that all 200,000 options will be vested and exercisable four years from the date of grant. Lastly, on February 21, 2007, the effective date of the Agreement, Mr. Berger will also receive a grant of 70,000 incentive stock options, 17,500 of which will vest on the one year anniversary of the grant date and 1/36th of the remaining 52,500 will vest each month thereafter so that all 70,000 options will be vested and exercisable four years from the date of grant . All options have, or will have, a term of 10 years.

Other Benefits. Mr. Berger is eligible for all health and welfare benefits generally available to the Company’s full-time employees, with the Company covering the costs of such benefits and reimbursing Mr. Berger for COBRA health and welfare plan expenses associated with his prior employer. Mr. Berger will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company, including up to $7,500 per year in business related education and training, and for any reasonable legal fees incurred in connection with the Agreement, the negotiation and execution of any new employment agreements of any successor organization in connection with a change in control and any future agreements with the Company entered into upon termination of employment.

Termination Benefits. Generally, upon termination, Mr. Berger will receive his prorated salary earned as of the date of termination and a payment for any accrued unused vacation. If Mr. Berger is terminated without cause or if he leaves for good reason, then Mr. Berger will also receive a severance package that consists of (i) a single cash lump-sum payment equal to his retention bonus plus 100% of his base salary, (ii) reimbursement of COBRA health and welfare plan expenses for 12 months following termination, and (iii) immediate vesting of the lesser of 325,000 options or the remaining unvested options; provided that Mr. Berger executes a separation agreement with the Company that includes a general mutual release. Termination with “cause” means admission to or conviction of a felony, gross negligence or willful misconduct in the performance of employment duties that is likely to materially damage the Company’s financial position, or material breach of the Agreement by Mr. Berger that is not cured within 30 days of notice. “Good reason” means a material breach of the Agreement by the Company that is not cured within 30 days of notice, Mr. Berger’s base salary, retention bonus or other bonus opportunity is reduced without his consent or the options are not fully complied with by the Company, a reduction in Mr. Berger’s title, duties, or responsibilities or the assignment of any duties inconsistent with his position, a requirement to relocate without Mr. Berger’s consent of more than 35 miles, the Company’s non-renewal of the Agreement or, to the extent required, shareholder approval is not obtained for any provisions of the Agreement. Mr. Berger will not be entitled to any severance package if he voluntarily resigns or otherwise terminates employment with the Company other than for good reason, or the Company terminates Mr. Berger’s employment with cause.

Death or Disability. Upon death or disability, Mr. Berger is entitled to payment of his retention bonus, his unpaid prorated base salary, reimbursement of COBRA health and welfare plan expenses incurred in the subsequent 12-month period, and a single cash lump-sum payment equal to the minimum bonus that would have been paid that year, prorated according to the number of days that have elapsed since the beginning of the fiscal year in which Mr. Berger dies or becomes disabled. Disability includes Mr. Berger’s inability by reason of physical or mental illness to fulfill his obligations pursuant to the Agreement for 90 consecutive days or for a total of 180 days in any 12-month period which renders Mr. Berger unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.

Change of Control. Upon a change in control of the Company, all of Mr. Berger’s unvested stock options will immediately vest. However, if a successor company retains Mr. Berger for the one-year period following a change in control then the Agreement will remain effective and any proceeds received by Mr. Berger with respect to 50% of Mr. Berger’s options, the vesting of which was accelerated by the change in control, will be deposited in escrow to be released upon the earlier of the one year anniversary of employment by the successor company or if Mr. Berger is terminated for any reason except for cause by the successor company or without good reason by Mr. Berger. Furthermore, if Mr. Berger is terminated without cause or leaves for good reason within one year after a change of control, then Mr. Berger will receive the severance package described above under “Termination Benefits.” The escrow will be forfeited if Mr. Berger is terminated during that one year period for cause or if he leaves without good reason. A change in control is the acquisition of 50% or more of the total voting power of the Company’s voting securities, the disposition of all or substantially all of the Company’s assets, the liquidation or dissolution of the Company, a merger, consolidation, or similar transaction other than a business combination that would result in the voting securities of the Company outstanding immediately prior to such a transaction continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity.

Tax-Related Provisions. If Mr. Berger is deemed a specified employee as defined in Section 409A of the Internal Revenue Code, the Company may pay him interest at the prime rate plus 3% on any amounts deferred. If any payment to Mr. Berger would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, together with any interest or penalties imposed with respect to such excise tax, then Mr. Berger will be entitled to receive an additional payment equal to the amount of the excise tax.

Other Terms. Mr. Berger is prohibited from disclosing confidential information regarding the Company or engaging in any work that creates an actual conflict of interest with the Company’s business where such conflict would materially and substantially disrupt the Company’s operations. Any obligation not to disclose confidential Company information will continue for 2 years after the date Mr. Berger’s employment is terminated. Furthermore, during the term of the Agreement and for 12 months after, Mr. Berger has agreed, with certain exceptions, not to interfere with the Company’s relationship with its employees, customers, suppliers and other business partners.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Executive Employment Agreement executed February 12, 2007 between Spark Networks plc and Adam S. Berger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS PLC

Date: February 13, 2007
	By:	/s/ Mark G. Thompson
	Name:	Mark G. Thompson
	Title:	Chief Financial Officer